The China Fund, Inc.

Proxy Voting Policy and Procedures

The Board of Directors of The China Fund, Inc. (the “Fund”) hereby adopts the following policy and procedures with respect to voting proxies relating to Fund securities managed by Matthews International Capital Management, LLC (the “Investment Manager”).

I. Policy

It is the policy of the Board of Directors of the Fund (the “Board”) to delegate the responsibility for voting proxies relating to securities held by the Fund to the Investment Manager as a part of the Investment Manager’s general management of the Fund’s assets, subject to the Board’s continuing oversight. The Board of Directors of the Fund hereby delegates such responsibility to the Investment Manager, and directs the Investment Manager to vote proxies relating to Fund portfolio securities managed by the Investment Manager consistent with the duties and procedures set forth below. The Investment Manager may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Fund.

II. Fiduciary Duty

The right to vote a proxy with respect to securities held by the Fund is an asset of the Fund. The Investment Manager, to which authority to vote on behalf of the Fund is delegated, acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders. In discharging this fiduciary duty, the Investment Manager must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.

III. Procedures

The following are the procedures adopted by the Board for the administration of this policy:

A. Review of Investment Manager’s Proxy Voting Procedures. The Investment Manager shall present to the Board their policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to any of these documents, including changes to policies addressing conflicts of interest.

B. Voting Record Reporting. The Investment Manager shall provide the voting record information necessary for the completion and filing of Form N-PX to the Fund at least annually. Such voting record information shall be in a form acceptable to the Fund and shall be provided at such time(s) as are required for the timely filing of Form N-PX and at such additional time(s) as the Fund and the Investment Manager may agree from time to time. With respect to those proxies that the Investment Manager has identified as involving a conflict of interest1, the Investment Manager shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

C. Record Retention. The Investment Manager shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940 and the rules promulgated thereunder or by the Investment Company Act of 1940 and the rules promulgated thereunder.

D. Conflicts of Interest. Any actual or potential conflicts of interest between or the Investment Manager and the Fund’s shareholders arising from the proxy voting process will be addressed by the Investment Manager and the Investment Manager’s application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Investment Manager. In the event that the Investment Manager notifies the officer(s) of the Fund that a conflict of interest cannot be resolved under the Investment Manager’s Proxy Voting Procedures, such officer(s) are responsible for notifying the Chairman of the Board of the Fund of the irreconcilable conflict of interest and assisting the Chairman with any actions he determines are necessary.

IV. Revocation

The delegation by the Board of the authority to vote proxies relating to securities of the Fund is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.

V. Annual Filing

The Fund shall file an annual report of each proxy voted with respect to securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.2

VI. Disclosures

The Fund shall include in its annual report filed on Form N-CSR:

1. a description of this policy and of the policies and procedures used by the Fund and the Investment Manager to determine how to vote proxies relating to portfolio securities or copies of such policies and procedures; and

[1]	As it is used in this document, the term “conflict of interest” refers to a situation in which the Investment Manager or affiliated persons of the Investment Manager have a financial interest in a matter presented by a proxy other than the obligation they incur as Investment Managers to the Fund which could potentially compromise the Investment Manager’s independence of judgment and action with respect to the voting of the proxy.

[2]	The Fund must file its first report on Form N-PX not later than August 31, 2004, for the twelve-month period beginning July 1, 2003, and ending June 30, 2004.

2. a statement disclosing that a description of the policies and procedures used by or on behalf of the Fund to determine how to vote proxies relating to securities of the Fund is available without charge, upon request, by calling the Fund’s toll-free telephone number; through a specified Internet address, if applicable; and on the SEC’s website; and

3. a statement disclosing that information regarding how the Fund voted proxies relating to Fund securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund’s toll-free telephone number; or through a specified Internet address; or both; and on the SEC’s website.

VII. Review of Policy

The Board shall review from time to time this policy to determine its sufficiency and shall make and approve any changes that it deems necessary from time to time.

Adopted: September 12, 2003

Amended: March 8, 2012, April 1, 2014 and June 13, 2019

Adviser’s Proxy Voting Policy Summary

As a matter of policy, we do not provide copies of our in-house proxy voting policy to external parties; however, we provide a summary below.

Clients decide whether to delegate authority to vote proxies for securities held in their account to Matthews, and we currently have this authority for all of our clients.

For clients who delegate authority to us to vote proxies on their behalf, we have written Proxy Voting Policies and Procedures (“Proxy Policies”) to retained the proxy advisory services of Institutional Shareholder Services Inc. (“ISS”) and adopted ISS Proxy Voting Guidelines to assist us in exercising shareholder voting rights and evaluating shareholder proposals in light of the best interests of our clients. We also retain the services of independent proxy consultants, whose proxy voting guidelines and proxy advisory recommendations we consider, to augment research in certain markets. We have also retained ISS as our proxy voting agent to, effect proxy votes and maintain appropriate records. We may also receive research related to proxy voting from other services; however, clients may not direct us to use specific proxy voting services.

In addition to providing research and other proxy voting services, ISS offers issuers advisory and analytical services, self-assessment tools and publications. ISS has represented that those employees are not involved in ISS’s analysis of filed proxy proposals or preparation of vote recommendations. Nonetheless, ISS has adopted policies and procedures to guard against and to resolve any conflicts of interest that may arise in connection with its provision of research analyses, vote recommendations and voting services to us.

For significant corporate matters, including establishing pension or profit sharing plans, proposed mergers and acquisitions, and sales of assets, ISS Proxy Voting Guidelines establish guidelines for evaluating the facts and circumstances of the particular proposal. In these circumstances, we evaluate the proposal in light of the best interests of our clients and vote accordingly.

For other, more routine matters, ISS Proxy Voting Guidelines may establish certain standards that, if satisfied, will result in a vote for or against a proposal. Routine matters include, among other matters:

•	Election of directors;

•	Approval of auditors;

•	Approval of dividends and distributions;

•	Confidential voting; and

•	Limitation on charitable contributions or fees paid to professional advisors.

Even in these circumstances, we reserve the right to evaluate each proposal in light of the best interests of our clients and to vote other than as indicated by the ISS Proxy Voting Guidelines, (“Override”). For example, while we generally vote in favor of management’s nominees for a board of directors, we may vote against management nominees (individually or as a slate) if we believe that the board was entrenched or otherwise not acting in the best interests of shareholders. In evaluating proxy materials, we also take into account the objectives of individual clients. As a result, we may vote in favor of a proposal for certain clients, while at the same time voting against the same proposal for other clients, (“Split Votes”). We also reserve the right to revise, alter or supplement our Proxy Policies from time to time, which may result in different votes on similar issues.

In some cases, refraining from voting on a matter submitted to shareholders is, in our view, in the best interests of our clients. For example, the cost of voting the proxy may exceed the expected benefit to the client. Similarly, voting on shareholder matters in foreign countries, particularly in emerging markets, may be subject to restrictions (including registration procedures that result in a holding becoming illiquid for a period of time) and limitations that impede or make the exercise of shareholder rights impractical. These limitations may include:

•	Untimely or inadequate notice of shareholder meetings;

•	Restrictions on the ability of holders outside the issuer’s jurisdiction of organization to exercise votes;

•	In-person voting requirements;

•	Restrictions on the sale of securities for periods surrounding the shareholder meeting (“share blocking”);

•	The need to grant local agents powers of attorney to facilitate voting instructions;

•	Proxy materials or ballots not being readily available; and

•	Proxy materials or ballots not being available in English.

In addition, for clients participating in securities lending programs, security recall provisions may interfere with, or prohibit, our ability to vote on shareholder matters. In these and similar circumstances, we may not, or may be unable to, act on specific proxy matters.

We will vote on proxy matters in accordance with your specific request even if that vote would be inconsistent with our Proxy Policies and ISS Proxy Voting Guidelines or our vote for other clients. You must make your request in writing and submit it in a timely manner. For all proxy matters, contact the Proxy Voting Group at the address listed below.

In some cases, we have (or may be perceived to have) a conflict or potential conflict of interest in voting on particular matters. For example, Matthews, a member of senior management, a portfolio manager or a research analyst may do business with a particular proxy issuer or closely affiliated entity. This relationship would appear to create a material conflict with the interests of clients in how to vote proxies of that issuer. A material conflict of interest might also exist in unusual circumstances when we have actual knowledge of a material business arrangement between a particular proxy issuer and an affiliate.

Our Proxy Policies attempt to manage conflicts of interest and potential conflicts of interest by using an independent consultant to monitor and apply our Proxy Policies. Also, we monitor for conflicts and potential conflicts of interest circumstances. When we identify a material conflict of interest, we will take one of the following steps and vote client securities:

•	In accordance with a pre-determined policy;

•	Based upon the recommendations of an independent third party;

•	Advise affected clients of the circumstances, seek their direction, and vote accordingly; or

•	Take other action as may be appropriate in the particular circumstances.

Where one of our employees has a personal conflict in relation to an issuer, that employee will not make any recommendation with respect to voting on that issuer, or be involved in the recommendation process.